EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                JUNE 30,                    JUNE 30,
                                                          --------------------        --------------------
                                                           1999          1998          1999          1998
                                                          ------        ------        ------        ------
Net income                                                $3,873        $  833        $5,535        $  988

Interest on convertible subordinated notes, net of
  income taxes                                               103           103           309          --
                                                          ------        ------        ------        ------
Net income for diluted earnings per common
  share                                                   $3,976        $  936        $5,844        $  988
                                                          ======        ======        ======        ======

Weighted average number of common shares
  outstanding during the period                            6,974         7,126         7,075         7,114

Common equivalent shares determined
  using the "Treasury Stock" method
  representing shares issuable upon exercise
  of stock options and warrants                              647           345           357           443

Shares issuable upon conversion of convertible
  subordinated notes                                       1,138         1,040         1,138          --
                                                          ------        ------        ------        ------
Weighted average number of shares used in
  calculation of diluted earnings per share                8,759         8,511         8,570         7,557
                                                          ======        ======        ======        ======
Diluted earnings per common share                         $ 0.45        $ 0.11        $ 0.68        $ 0.13
                                                          ======        ======        ======        ======

NOTE
----
Subordinated notes convertible into 1,040,000 common shares were not included for the nine months ended June 30, 1998 because their effect was anti-dilutive.